Exhibit 99.1

Omega Protein Announces Impact of Third Quarter 2008 Hurricanes

HOUSTON, September 30, 2008 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced an update on the impact of hurricanes in the third quarter 2008. As previously reported, the Company’s Cameron, Louisiana and Abbeville, Louisiana fish processing facilities were both damaged by Hurricane Ike.

The Company’s Abbeville facility was restored to full capacity on September 22, 2008. Some additional repair work will need to be done in the upcoming 2008 off-season but the facility is now available for processing.

The Company’s Cameron facility is continuing its repair schedule and is expected to be fully functional prior to the beginning of the 2009 fishing season. For the remainder of the 2008 fishing season, the Company has redeployed all of its ten Cameron vessels to its Abbeville and Moss Point, Mississippi facilities.

The Company anticipates significantly higher per unit production costs for its 2008 total production due to lost fishing days caused by Hurricanes Gustav and Ike and due to additional operating costs. In addition, the lost fishing days will result in lower 2008 product volumes available for sale.

Separately, the Company announced receipt of a $1.2 million grant, net of fees and expenses, from the Louisiana Department of Wildlife and Fisheries. The grant provides assistance for commercial fishing owners impacted by Hurricanes Katrina and Rita in 2005. Additional grants for 2005 hurricane assistance may also be available from the state of Mississippi, but the Company is unable to predict when such aid may be available or in what amounts.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s estimates of damages or repair times being incorrect; (2) the Company’s estimates of production costs and product volumes being incorrect; (3) the Company’s assessment of the availability of any additional hurricane grants; (4) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control such as varying fish population, fish oil yields, adverse weather conditions and disease; (5) the impact of worldwide supply and demand relationships on prices for the Company’s products; (6) Omega Protein’s expectations regarding demand for OmegaPure® being incorrect; and (7) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

CONTACT: Investor Relations, (713) 623-0060 OR hq@omegahouston.com